Exhibit 99.1
1870 Crown Drive
Dallas, TX 75234
214-561-7500
Fax: (214) 561-7499
For immediate release
For further information contact:
Ray Schmitz
Vice President and Chief Financial Officer
(214) 561-7503
ray.schmitz@dynamex.com
DYNAMEX ANNOUNCES THIRD QUARTER
FISCAL YEAR 2006 RESULTS
Third Quarter Highlights:
•	Sales increase 6.3% to $87 million.

•	Net income increases 17.7% to $3.2 million, $0.29 per fully diluted share.

•	FY 2006 net income outlook increased to $1.08 to $1.13 per fully diluted share.

•	2nd $10 million share repurchase concluded; Board authorizes additional $10 million.

•	Technology and licensing program gaining momentum.
June 7, 2006 — Dallas, Texas — Dynamex Inc. (NASDAQ:DDMX), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $3.2 million or $0.29 diluted earnings per common share for the FY 2006 third quarter compared to $2.7 million or $0.23 diluted earnings per common share in the prior year quarter.
Sales increased 6.3% to $87 million in the FY 2006 third quarter compared to the same quarter last year. The current year quarter had one less business day than the prior year. On a sales per day basis, the increase was 8.0%. Excluding the impact of exchange rate fluctuations between the Canadian dollar and the U.S. dollar, sales per day increased 5.5%. Higher fuel surcharges in the current period accounted for approximately 2% of the increase in sales per day this year compared to the prior year.
The core growth rate, the rate excluding the impact of fuel surcharges and changes in the foreign exchange rate, was below the target range of 5% to 7% for this quarter. Customer attrition that was previously disclosed had a slightly greater impact on sales this quarter than we had anticipated.
- MORE -

Dynamex — Third Quarter Fiscal Year 2006
June 7, 2006

Significant new business is planned to be phased in over the next two fiscal quarters and we expect to be within our core growth rate target range of 8% to 12% by the second quarter of FY 2007. We expect our core growth rate for the FY 2006 fourth quarter to be in the mid-single digit range.
Selling, general and administrative (“SG&A”) expenses increased 5.5% to $18.7 million in the FY 2006 third quarter compared to the prior year period. Excluding changes in the Canadian/U.S. dollar exchange rate, SG&A increased 3.2%. As a percentage of sales, SG&A expenses were 21.5% in FY 2006 compared to 21.7% in the prior year. Excluding the impact of foreign exchange, compensation increased approximately $470,000 while employee benefits including medical and dental costs, stock option expense and payroll taxes increased approximately $30,000.
Operating income was $5.3 million in the current year quarter, an increase of 7.1% over the prior year quarter. The increase is attributable to the gross profit generated from increased sales this year compared to the prior year.
Income tax expense was $2.1 million, 39.5% of income before taxes in the current year quarter compared to $2.2 million, 44.2% of income before taxes in the prior year. The U.S. federal income tax rate this year was increased 1% (to 35% from 34%) to reflect the impact of inter-company dividends on U.S. taxable income. The prior year quarter includes a “true-up” of FY 2004 state tax expense based on actual tax returns plus an adjustment to the estimated tax rate for FY 2005 based on those returns. We expect the FY 2006 effective income tax rate to range between 37 % and 38 % of income before taxes.
Third Quarter Highlights
“Our financial performance this quarter was more closely aligned with our expectations for the business as sales and net income increased 6.3% and 17.7%, respectively, from the year ago period,” said Dynamex Chairman and CEO, Rick McClelland. “We are pleased with the increase in overall gross margin and increase in EBITDA margin, which improved from 6.6% a year ago to 6.8% in the current quarter.
“Over the next two quarters, we expect top line growth to accelerate as we phase in new business awarded in Canada and the U.S. The entire organization is focused on increasing top-line growth and we believe we will achieve our growth targets in the near term,” added McClelland. “Internally, we believe the recent changes we made to closely align the sales organization with operations puts us in the best position to exploit our unique market position. Externally, the opportunity for new business remains strong as does expanding our relationships with existing customers.
“Our program to license our technology and certain business processes has been well received thus far. We have signed three franchise agreements and received deposits from three other firms in the Canadian market, said McClelland. To date, our marketing efforts have largely focused on the Canadian market but we have now commenced marketing our model to U.S. firms.
- MORE -

Dynamex — Third Quarter Fiscal Year 2006
June 7, 2006

“Lastly, we are very focused on improving shareholder value,” McClelland concluded. “Our Board has authorized an additional $10 million share repurchase program, our third repurchase during fiscal year 2006. Additionally, management continues to concentrate our day-to-day activities on actions that are focused on improved financial performance in the future.”
Margins
The gross margin was 28.2% of sales in the current year quarter compared to 28.1% in the prior year. Purchased transportation totaled 64.7% of sales this year compared to 64.4% last year. The increase in purchased transportation, as a percentage of sales, is primarily attributable to the change in business mix and a higher percentage of fuel surcharge revenues this year compared to the prior year. Other direct costs declined from 7.5% of sales in the prior year quarter to 7.1% in the current year quarter.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $5.9 million, an 8.7% increase over the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 7 of this release). EBITDA, as a percentage of sales, was 6.8%, up from 6.6% in the prior year due to the impact of higher sales and a slightly improved gross margin.
Depreciation and Amortization
Depreciation and amortization (“D&A”) in the third quarter 2006 increased to $523,000 from $414,000 in the third quarter of 2005, due in large part to computer software billing and receivable systems placed in service late in the third quarter of the prior year. As a percent of sales, D&A was 0.6%, compared to 0.5% in the prior year.
Interest Expense
Interest expense for the three months ended April 30, 2006 was $38,000, $52,000 below the prior year period. The Company used temporary borrowings to fund a portion of the stock repurchases during the current quarter. Also, the Company repatriated $965,000 of excess cash from Canada during the current quarter. Outstanding bank debt at the end of the quarter was $2.4 million.
Stock Repurchase
The Company completed the second $10 million share repurchase in FY 2006 on May 22, 2006. The Company has repurchased a total of 1,152,800 shares (approximately 10% of the outstanding shares) at an average price of $17.44 since the Board of Directors authorized the initial $10 million share repurchase earlier this fiscal year. The Board of Directors authorized an additional $10 million share repurchase on June 7, 2006. The Company intends to cancel the repurchased shares.
Outlook
The following outlook for FY 2006 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.
- MORE -

Dynamex — Third Quarter Fiscal Year 2006
June 7, 2006

The Company expects that the year-over-year core sales growth rate will likely be in the mid-single digit range in the fourth quarter of fiscal year 2006.
The Company expects net income for FY 2006 to range between $1.08 and $1.13 per fully diluted share. This revised outlook includes the impact of the recent share repurchase and improved margins that were offset, in part, by the incremental fourth quarter costs to relocate the corporate headquarters and startup costs associated with new business implementations of approximately $300,000.
Investor Call
The Company will host an investor conference call on Thursday, June 8, 2006 at 10:00 a.m. Central Time. All interested parties may access the call Toll-Free at 1-877-407-9039. A participant will need the following information to access the conference call:
Company name — “Dynamex”. A telephone replay of the conference call will be available through June 15, 2006 at Toll-Free 1-877-660-6853, enter Account Number 3055 and Conference ID Number 202968.
The conference call will also be available on the Internet through Thomson’s website, located at www.earnings.com, and the link is also available through the Company’s website at www.dynamex.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.
*   *   *
Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.
This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission. For a more detailed discussion of these factors, see the text under the heading “Risk Factors” in Item I of the Company’s most recent Form 10 K. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.
- MORE -

Dynamex — Third Quarter Fiscal Year 2006
June 7, 2006

DYNAMEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)
(Unaudited)

	April 30,	July 31,
	2006	2005
ASSETS
CURRENT
Cash and cash equivalents	$4,798	$11,678
Accounts receivable (net of allowance for doubtful accounts of $903 and $767, respectively)	36,609	31,703
Prepaid and other current assets	2,560	3,115
Deferred income tax	3,131	1,992

Total current assets	47,098	48,488

Property and equipment — net	4,795	5,597
Goodwill	47,070	46,088
Intangibles — net	406	463
Deferred income taxes	6,271	7,625
Other assets	1,588	1,214

Total assets	$107,228	$109,475

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
CURRENT
Accounts payable trade	$7,301	11,145
Accrued liabilities	19,099	14,426

Total current liabilities	26,400	25,571

Long-term debt	2,406	8

Total liabilities	28,806	25,579

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized; none outstanding	—	—
Common stock; $0.01 par value, 50,000 shares authorized; 11,756 and 11,612 outstanding, respectively	118	116
Additional paid-in capital	79,354	77,196
Treasury stock, 1,074 shares	(18,607)	—
Retained earnings	12,848	3,768
Unrealized foreign currency translation adjustment	4,709	2,816

TOTAL STOCKHOLDERS’ EQUITY	78,422	83,896

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$107,228	$109,475

- MORE -

Dynamex — Third Quarter Fiscal Year 2006
June 7, 2006

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share data)
(Unaudited)

	Three months ended		Nine months ended
	April 30,		April 30,
	2006	2005	2006	2005

Sales	$86,916	$81,778	$263,831	$236,981

Cost of sales:
Purchased transportation	56,255	52,649	171,507	151,597
Other	6,195	6,116	19,702	18,878

	62,450	58,765	191,209	170,475

Gross profit	24,466	23,013	72,622	66,506

Selling, general and administrative Expenses:
Salaries, wages & employee benefits	12,855	12,075	39,729	35,668
Other	5,795	5,608	17,044	15,613

	18,650	17,683	56,773	51,281

Depreciation and amortization	523	414	1,464	1,159
(Gain) loss on disposal of property and equipment	—	(24)	1	(21)

Operating income	5,293	4,940	14,384	14,087

Interest expense	38	90	213	363
Other (income) expense	(55)	(46)	(219)	(150)

Income before taxes	5,310	4,896	14,390	13,874

Income tax expense	2,098	2,166	5,310	5,410

Net income	$3,212	$2,730	$9,080	$8,464

Basic earnings per common share:	$0.29	$0.24	$0.81	$0.73

Diluted earnings per common share:	$0.29	$0.23	$0.80	$0.72

Weighted average shares:
Common shares outstanding	10,915	11,586	11,192	11,525
Adjusted common shares — assuming exercise of stock options	11,143	11,832	11,404	11,765
- MORE -

Dynamex — Third Quarter Fiscal Year 2006
June 7, 2006

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except percentage data)
(Unaudited)
Continued

	Three months ended		Nine months ended
	April 30,		April 30,
	2006	2005	2006	2005

Selected items as a percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Purchased transportation	64.7%	64.4%	65.0%	64.0%
Other	7.1%	7.5%	7.5%	8.0%

	71.8%	71.9%	72.5%	72.0%

Gross profit	28.2%	28.1%	27.5%	28.0%

Selling, general and administrative expenses:
Salaries, wages & employee benefits	14.8%	14.8%	15.1%	15.1%
Other	6.7%	6.9%	6.5%	6.6%

	21.5%	21.7%	21.6%	21.7%

Depreciation and amortization	0.6%	0.5%	0.6%	0.5%
(Gain) loss on disposal of property and equipment	0.0%	0.0%	0.0%	0.0%

Operating income	6.1%	5.9%	5.3%	5.8%

EBITDA Margin	6.8%	6.6%	6.1%	6.5%
EBITDA	5,871	$5,400	$16,067	$15,396

Reconciliation of Non-GAAP Financial Measures:
Net income	$3,212	$2,730	$9,080	$8,464
Income tax expense	2,098	2,166	5,310	5,410
Interest expense	38	90	213	363
Depreciation and amortization	523	414	1,464	1,159

EBITDA	$5,871	$5,400	$16,067	$15,396

Sales by Service Type
On Demand	$31,868	36.7%	$31,130	38.1%	$98,477	37.3%	$92,513	39.1%
Scheduled/Distribution	26,284	30.2%	25,346	31.0%	80,987	30.7%	70,952	29.9%
Outsourcing	28,764	33.1%	25,302	30.9%	84,367	32.0%	73,516	31.0%

Total Sales	$86,916	100.0%	$81,778	100.0%	$263,831	100.0%	$236,981	100.0%

Sales by Country
United States	$56,187	64.6%	$54,689	66.9%	$170,815	64.7%	$157,668	66.5%
Canada	30,729	35.4%	27,089	33.1%	93,016	35.3%	79,313	33.5%

Total Sales	$86,916	100.0%	$81,778	100.0%	$263,831	100.0%	$236,981	100.0%

- MORE -

Dynamex — Third Quarter Fiscal Year 2006
June 7, 2006

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)

	Nine months ended
	April 30,
	2006	2005

OPERATING ACTIVITIES
Net income	$9,080	$8,464
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,464	1,159
Amortization of deferred bank financing fees	18	26
Provision for losses on accounts receivable	556	344
Deferred income taxes	216	3,076
Stock option compensation	606	355
(Gain) loss on disposal of property and equipment	1	(21)
Changes in current operating assets and liabilities:
Accounts receivable	(5,460)	(5,235)
Prepaids and other assets	555	(1,292)
Accounts payable and accrued liabilities	828	(340)

Net cash provided by operating activities	7,864	6,536

INVESTING ACTIVITIES
Purchase of property and equipment	(560)	(1,450)
Cash payment for acquisition	—	(100)
Proceeds from sale of property and equipment	—	29
Purchase of investments	(134)	(270)

Net cash used in investing activities	(694)	(1,791)

FINANCING ACTIVITIES
Principal payments on long-term debt	(2)	—
Net borrowings (payments) under line of credit	2,400	(6,201)
Net proceeds from sale of common stock	844	1,065
Tax benefit realized from exercise of stock options	708	126
Purchase of treasury stock	(18,607)	—
Other assets and deferred offering costs	(198)	(2)

Net cash used in financing activities	(14,855)	(5,012)

EFFECT OF EXCHANGE RATES ON CASH FLOW INFORMATION	805	404

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(6,880)	137
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	11,678	7,927

CASH AND CASH EQUIVALENTS, END OF YEAR	$4,798	$8,064

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$200	$341

Cash paid for taxes	$4,324	$2,354

- END -